Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

(775) 234-5221

Email: joe@laxaguelaw.com

April 21, 2016

Dollar Shots Club, Inc.

6255 W. Arby Avenue, Unit 256

Las Vegas, Nevada 89118

Dear Sirs:

       We have acted as counsel to Dollar Shots Club, Inc., a Nevada corporation (the “Company”), in connection with the Company’s submission to the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act of 1933, relating to the offering for sale of up to 5,000,000 shares of the Company’s common stock, par value $0.0001 per share (collectively, the “Shares”).

        In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the law of any jurisdiction other than the State of Nevada.

        On the basis of the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares described in the offering circular is received by the Company.

        We hereby consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the offering circular included in the Offering Statement and to the filing of this opinion as an exhibit to the Offering Statement.

Very truly yours,
/s/ Joe Laxague, Esq.